UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2005

DESIGN WITHIN REACH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50807	94-3314374
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Bush Street, 20th Floor, San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 676-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 23, 2005, Design Within Reach, Inc. (the “Company”) entered into a new credit agreement with Wells Fargo HSBC Trade Bank, N.A, a copy of which is attached hereto as Exhibit 10.18. The new facility replaces the Company’s prior facility and provides for a secured revolving line of credit of $10.0 million, comprised of a $5.0 million operating line of credit for working capital and $5.0 million in standby letters of credit. The standby letters of credit are for $2.5 million each: one is an equipment letter of credit for the importation of furniture and the other is a letter of credit to secure lease deposits for new retail space. The line of credit is subject to availability guidelines that specify the amount that can be borrowed under the facility at any given time to provide working capital and expires on November 30, 2007. Amounts borrowed under this line of credit bear interest at an annual rate equal to the lender’s prime lending rate. As of December 31, 2005, the interest rate for the operating line of credit was 7.25%. Interest accrued on this line is payable on the last day of each month. Amounts borrowed under the credit agreement are secured by the Company’s accounts receivable, inventory and equipment. The credit agreement also sets forth a number of affirmative and negative covenants to which the Company must adhere, including financial covenants and limitations of capital expenditures.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.18	Credit Agreement, dated as of December 23, 2005, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

EXHIBIT INDEX

Exhibit No.	Description

10.18	Credit Agreement, dated as of December 23, 2005, by and between Design Within Reach, Inc. and Wells Fargo HSBC Trade Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 17, 2006	DESIGN WITHIN REACH, INC.

	By:	/s/ Ken La Honta
Ken La Honta
Chief Financial Officer, Chief Operating Officer and Secretary